SCHEDULE C
                            DATED FEBRUARY 16, 1995
                        TO THE ADMINISTRATION AGREEMENT
                            DATED FEBRUARY 28, 1992
                                    BETWEEN
                               THE PILLAR FUNDS
                                      AND
                     SEI FINANCIAL MANAGEMENT CORPORATION


        Pursuant to Article 10, the Administrator shall provide services to the following additional Portfolio (the "Portfolio"):

        International Growth

        Pursuant to Article 5, Section A, the Trust shall pay the Administrator compensation for the Portfolio which is calculated daily and paid monthly at an annual rate as follows:

        .20% of average daily next assets of the Portfolio